Exhibit 10.14

CONFIDENTIAL

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS

EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT

THE REGISTRANT NORMALLY TREATS AS PRIVATE AND CONFIDENTIAL.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is made effective as of the __ day of ________, 2022 (the “Effective Date”), by and between Zura Bio Limited, a company organized and existing under the laws of England whose registered office is at 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, UK, WA14 (“Licensee”) and Pfizer Inc., a corporation organized and existing under the laws of Delaware with offices at 235 East 42nd Street, New York, New York 10017 (“Pfizer”). Licensee and Pfizer may, from time-to-time, be individually referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, Pfizer Controls the Licensed Technology (hereinafter defined); and

WHEREAS, Licensee wishes to obtain, and Pfizer wishes to grant, certain licenses under the Licensed Technology on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound hereby, agree to the foregoing and as follows:

1.	DEFINITIONS.

	1.1.	“Adjusted Payment” [***]

	1.2.	“Affiliate” means, with respect to a Party, any Person that, on the Effective Date or during the Term, controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” shall refer to: (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ownership of voting securities or other ownership interest, by contract or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other ownership interest of such entity.

	1.3.	“Agreement” is defined in the introduction to this Agreement.

	1.4.	“Applicable Law” means any applicable law, statute, rule, regulation, order, judgment or ordinance of any Governmental Authority.

	1.5.	“Bankruptcy Code” is defined in Section 13.3.

	1.6.	“Bankruptcy Event” is defined in Section 13.3.

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1.7.	“Biosimilar Notice” means a copy of any application submitted by a Third Party to the FDA under 42 U.S.C. § 262(k) of the Public Health Service Act (or, in the case of a country of the Territory outside the United States, any similar law) for Regulatory Approval of a biopharmaceutical product, which application identifies a Product as the reference product with respect to such product, and other information that describes the process or processes used to manufacture the biopharmaceutical product.

1.8.	“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in New York, New York are authorized or required by Applicable Law to remain closed.

1.9.	“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.10.	“Calendar Year” means each calendar year.

1.11.	“Cap” is defined in Section 12.2.

1.12.	“CDA” is defined in Section 17.11.1.

1.13.	“Change of Control” means, with respect to a Party, whether effected in a single transaction or a series of related transactions, (a) the acquisition of beneficial ownership, directly or indirectly, by any Person (other than such Party or an Affiliate of such Party) of securities or other voting interest of such Party representing a majority or more of the combined voting power of such Party’s then-outstanding securities or other voting interests; (b) any merger, reorganization, consolidation, share exchange, business combination or similar transaction involving such Party (i) pursuant to which [***] or more of the outstanding voting securities of such Party (or, if applicable, the ultimate parent of such Party) would be converted into cash or securities of any other Person or (ii) that results in the holders of beneficial ownership of the voting securities or other voting interests of such Party (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of at least [***] of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation, share exchange, business combination or similar transaction; (c) any sale, lease, exchange, contribution or other transfer of all or any material portion of the assets of such Party and its subsidiaries taken as a whole, other than the sale or disposition of such assets to an Affiliate of such Party; (d) any sale, lease, exchange, contribution or other transfer of the assets to which this Agreement relates; or (e) the approval of any plan or proposal for the liquidation or dissolution of such Party. [***]

1.14.	“Claims” is defined in Section 11.1.

1.15.	“Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial, or Phase III Clinical Trial.

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1.16.	“CMO” means a contract manufacturing organization.

1.17.	“Combination Product” means a product that includes or incorporates a Compound in combination with one (1) or more other active agents.

1.18.	“Commercialize” or “Commercialization” means to market, promote, distribute, offer for sale, sell, import, have imported, export, have exported or otherwise commercialize a compound or product. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.

1.19.	“Commercially Reasonable Efforts” means, with respect to the Development or Commercialization of a Compound or Product as determined on a country-by-country basis, [***].

1.20.	“Compliance Laws” is defined in Section 10.2.4.

1.21.	“Compound” means Pfizer’s [***].

1.22.	“Confidential Information” is defined in Section 9.1.

1.23.	“Control” or “Controlled” means, with respect to any Intellectual Property Rights or other rights to provide data or other information, the legal authority or right (whether by ownership, license or otherwise) of a Party to grant a license or a sublicense of or under such Intellectual Property Rights to the other Party or provide such data or other information to such other Party without breaching the terms of any agreement with a Third Party.

1.24.	“CRO” means a contract research organization.

1.25.	“Cumulative Preferred Consideration” means an amount equal to [***].

1.26.	“Develop” or “Development” means to conduct any and all research and development activities necessary to obtain Regulatory Approval.

1.27.	“Developed IP” means any Intellectual Property Rights that are conceived or reduced to practice by a Party, its Affiliates or sublicensees, alone or together with one or more Third Parties, during the Term in connection with the Development, Manufacture or use of the Compound or Product.

1.28.	"Development Exclusion” is defined in Section 2.3.

1.29.	“Development Milestone” is defined in Section 5.3.

1.30.	“Development Milestone Payment” is defined in Section 5.3.

1.31.	“Development Plan” is defined in Section 4.6.

1.32.	“Disputes” is defined in Section 16.1.1.

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1.33.	[***].

1.34.	“Effective Date” is defined in the introduction to this Agreement.

1.35.	“Election Notice” is defined in Section 7.2.3.

1.36.	“EMA” means the European Medicines Agency, or a successor agency thereto.

1.37.	“EU” or “European Union” means the European Union as constituted from time to time.

1.38.	[***]

1.39.	“FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

1.40.	“Fees” is defined in Section 12.2.

1.41.	“Field” means the treatment, diagnosis or prevention of diseases in humans.

1.42.	“First Commercial Sale” means the first sale of a Product by Licensee or Licensee’s Affiliate or sublicensee to a Third Party in a country in the Territory following receipt of Regulatory Approval for such Product in such country.

1.43.	“Force Majeure Event” is defined in Section 17.4.

1.44.	“GAAP” means United States generally accepted accounting principles or an alternative international generally accepted standard of accounting principles used by Licensee, including International Reporting Financial Standards, in each case consistently applied.

1.45.	“Generic Competition” means, with respect to a Product in a particular country in the Territory, when a Generic Product has achieved more [***] of the market share in such country by unit volume of combined unit sales of such Product and such Generic Product.

1.46.	“Generic Product” means, with respect to a Product in a particular country in the Territory, any pharmaceutical product that (a) is marketed for sale by a Third Party, not authorized by Pfizer or Licensee, (b) receives Regulatory Approval in such country in reliance on the Regulatory Approval of such Product, and (c) is determined by a Regulatory Authority to be therapeutically equivalent to, interchangeable with, or substitutable for, such Product.

1.47.	“Governmental Authority” means any United States federal, state or local authority, or any foreign government or political subdivision thereof, or any multinational organization or authority, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department,

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bureau or division thereof), or any governmental arbitrator or arbitral body. For clarity, any Regulatory Authority shall be a Governmental Authority.

1.48.	“Government Official” is defined in Section 10.3.4.

1.49.	“Good Manufacturing Practice” or “cGMP” means the regulatory requirements for current good manufacturing practices for pharmaceuticals promulgated by the FDA, as the same may be amended from time to time, and such standards of good manufacturing practice as are required by the Regulatory Authorities of the EU and other organizations and Governmental Authorities in countries in which the Product is intended to be manufactured or sold, to the extent such standards are not less stringent than United States GMP; provided that a Party shall not be held to any standards required by countries outside the United States and EU unless such standards have been specifically identified and approved for implementation by the mutual written agreement of the Parties.

1.50.	“IND” means: (a) an investigational new drug application filed with the FDA for authorization for the investigation of the Product, and (b) any of its foreign equivalents as filed with the applicable Regulatory Authorities in other countries or regulatory jurisdictions in the Territory, as applicable.

1.51.	“Indemnitee” is defined in Section 11.3.

1.52.	“Indemnitor” is defined in Section 11.3.

1.53.	“Initial Period” is defined in Section 7.2.1.

1.54.	“Intellectual Property Rights” means all trade secrets, copyrights, Patent Rights, trademarks, moral rights, Know-How and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

1.55.	[***]

1.56.	[***]

1.57.	“Know-How” means any proprietary invention, discovery, development, data, information, process, method, technique or other know-how, whether or not patentable.

1.58.	“Knowledge” means actual knowledge of the individuals listed on Schedule 1.58 and is not meant to require or imply that any particular inquiry or investigation has been undertaken, including, without limitation, obtaining any type of search (independent of that performed by the actual Governmental Authority during the normal course of patent prosecution, as applicable, in a jurisdiction) or opinion of counsel.

1.59.	“Licensee Indemnitees” is defined in Section 11.2.

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1.60.	“Licensed Know-How” means all Know-How Controlled by Pfizer as of the Effective Date that is (a) listed in Schedule 1.60, or (b) required to be transferred by Pfizer to Licensee in accordance with Schedule 3.

1.61.	“Licensed Patent Rights” means all Patent Rights listed on Schedule 1.61 and any Patent Rights related thereto.

1.62.	“Licensed Technology” means, collectively, the Licensed Patent Rights and Licensed Know-How.

1.63.	“Major Market Country” means any of [***].

1.64.	[***].

1.65.	“Manufacture” or “Manufacturing” means to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or store a compound or product or any component thereof. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing a compound or product or any component thereof.

1.66.	“Marginal Royalty Rate” means the royalty rates set forth in Section 5.5.

1.67.	“Milestone Payments” means, collectively, the Development Milestone Payments and Sales Milestone Payments.

1.68.	“NDA” means, with respect to a pharmaceutical product, a New Drug Application or Biologics License Application submitted to the FDA in accordance with the United States Federal Food, Drug and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder, or any analogous application or submission with any Regulatory Authority outside of the United States such as a marketing authorization application for the EU.

1.69.	“Net Sales” means, with respect to all Products distributed or sold in the Territory to Third Parties by Licensee, its Affiliates and sublicensees, the gross amount invoiced for sales of such Products in the Territory, less in each case [***].

If a Product is sold as part of a Combination Product, for purposes of determining payments due hereunder, Net Sales of such Product shall be deemed to be an amount equal to the following: [***]

1.70.	“Party” and “Parties” is defined in the introduction to this Agreement.

1.71.	“Patent Rights” means any and all (a) issued patents, (b) pending patent applications, including all provisional applications, divisions, continuations, substitutions, and renewals, and all patents granted thereon, (c) patents-of-addition, re-examinations, reissues and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d)

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inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing and (f) United States and foreign counterparts of any of the foregoing.

1.72.	“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.

1.73.	“Phase I Clinical Trial” means a clinical trial that generally provides for the first introduction into humans of a pharmaceutical product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of such product, in a manner that is generally consistent with 21 CFR § 312.21(a), as amended (or its successor regulation).

1.74.	“Phase II Clinical Trial” means a clinical trial, the principal purpose of which is to make a preliminary determination as to whether a pharmaceutical product is safe for its intended use and to obtain sufficient information about such product’s efficacy, in a manner that is generally consistent with 21 CFR § 312.21(b), as amended (or its successor regulation), to permit the design of further clinical trials.

1.75.	“Phase III Clinical Trial” means a pivotal clinical trial with a defined dose or a set of defined doses of a pharmaceutical product designed to ascertain efficacy and safety of such product, in a manner that is generally consistent with 21 CFR
§ 312.21(c), as amended (or its successor regulation), for the purpose of enabling the preparation and submission of an NDA.

1.76.	“Pfizer Indemnitees” is defined in Section 11.1.

1.77.	“PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency, or a successor agency thereto.

1.78.	[***]

1.79.	[***]

1.80.	“Preferred Investor” means an acquiror of Preferred Shares, including under the Series A-1 Preferred Share Purchase Agreement and any other Preferred Investment.

1.81.	“Preferred Share” means each share of preferred shares or equivalent shares of Licensee.

1.82.	“Product” means a product that includes or incorporates a Compound, alone or in combination with one or more other active agents. For clarity, multiple formulations (or combinations) that contain the same Compound would be deemed one Product for purposes of any Royalty calculation.

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1.83.	“Quality Assurance Release” means Qualified Person release in accordance with Applicable Law.

1.84.	“Qualified Person” means a person responsible for certifying each individual batch of finished product within the European Economic Area (the “EEA”) before it is released for sale or supply (i) in the EEA; or (ii) for export out of the EEA, in accordance with Article 51 of Directive 2001/83/EC, EudraLex - Volume 4 - Annex 16 (Certification by a Qualified person and Batch Release) and other Applicable Law, and, in respect of jurisdictions outside the EEA, a person having equivalent responsibilities and qualifications under Applicable Law.

1.85.	“Recipients” is defined in Section 9.2.

1.86.	“Regulatory Approval” means, with respect to the Product in any country or jurisdiction, any approval, registration, license or authorization that is required by the applicable Regulatory Authority to market and sell the Product in such country or jurisdiction.

1.87.	“Regulatory Authority” means any governmental agency or authority responsible for granting Regulatory Approvals for the Product in the Territory.

1.88.	“Regulatory Filings” means, with respect to the Product, any submission to a Regulatory Authority of any appropriate regulatory application, including, without limitation, any IND, NDA, any submission to a regulatory advisory board, any marketing authorization application, and any supplement or amendment thereto.

1.89.	“Relevant Records” is defined in Section 6.1.

1.90.	“Residuals” is defined in Section 2.4.

1.91.	[***]

1.92.	“Review Period” is defined in Section 14.3.

1.93.	“Royalties” is defined in Section 5.5.

1.94.	“Royalty Term” means, with respect to each Product in each country in the Territory, the period commencing on the First Commercial Sale of such Product in such country and expiring upon the latest to occur of: (a) ten (10) years following the date of First Commercial Sale of such Product in such country, (b) the expiration of all regulatory or data exclusivity for such Product in such country or (c) the date upon which the Manufacture, use, sale, offer for sale or importation of such Product in such country would no longer infringe, but for the license granted herein, a Valid Claim of a Licensed Patent Right.

1.95.	“Sales Milestone Payment” is defined in Section 5.4.

1.96.	“Senior Officer” shall mean, [***]

1.97.	“Series A-1 Investment” means the financing of Licensee, whereby Licensee obtains at least [***] from the sale and issuance of Licensee’s Series A-1 Preferred Shares in one closing pursuant to the Series A-1 Preferred Share Purchase Agreement.

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1.98.	“Series A-1 Preferred Share Purchase Agreement” means that certain Series A-1 Subscription and Shareholders Agreement to be executed and delivered by Pfizer, Licensee, and Hana Immunotherapeutics LLC simultaneously with this Agreement.

1.99.	“Shares” is defined in Section 5.1.

1.100.	“Tax Action” is defined in Section 5.14.2.

1.101.	“Term” is defined in Section 13.1.

1.102.	“Territory” means all countries in the world.

1.103.	“Third Party” means any Person other than a Party or an Affiliate of a Party.

1.104.	“Third Party Infringement” is defined in Section 8.1.

1.105.	“Third Party License” means any license under any Third Party Intellectual Property Rights necessary or useful in order to Develop, Manufacture, Commercialize, use or otherwise exploit any Compound or Product in the Territory.

1.106.	“Transaction Completion Payment” is defined in Section 5.9.1.

1.107.	“Upfront Payment” is defined in Section 5.2.

1.108.	[***]

1.109.	“Valid Claim” means with respect to a particular country, a claim of a Patent Right within the Licensed Patent Rights that (a) with respect to an issued and unexpired patent, (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal and (ii) has not expired or been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, and (b) with respect to a pending patent application, has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application, and such application has not been pending for more than seven (7) years from the date of filing of such pending patent application.

1.110.	Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such

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amendments, supplements or modifications set forth herein), (e) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

2.	LICENSE GRANT.

	2.1.	License Grant.

		2.1.1.	Licensed Patent Rights. Subject to the terms and conditions of this Agreement, including Pfizer’s retained rights set forth in Section 2.3, Pfizer hereby grants to Licensee an exclusive (even as to Pfizer), sublicensable (subject to Section 2.2), royalty-bearing license under the Licensed Patent Rights to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise exploit Compound and Products in the Field within the Territory.

		2.1.2.	Licensed Know How. Subject to the terms and conditions of this Agreement, including Pfizer’s retained rights set forth in Section 2.3, Pfizer hereby grants to Licensee an exclusive, sublicensable (subject to Section 2.2), royalty-bearing license under the Licensed Know-How to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise exploit Compound and Products in the Field within the Territory.

		2.1.3.	Affiliates. To the extent any of the Licensed Technology is Controlled by an Affiliate of Pfizer, then promptly following the Effective Date, Pfizer shall cause such Affiliate to take all necessary actions to give effect to the licenses granted under this Section 2.1.

	2.2.	Sublicense Rights. Subject to Section 5.9, Licensee may sublicense the rights granted to it by Pfizer under this Agreement during the Term to (a) any of its

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Affiliates without Pfizer’s approval or (b) any Third Party, provided such Third Party is not a CMO or CRO, upon Pfizer’s prior written approval, which approval shall not be unreasonably withheld or delayed. Pfizer shall, within thirty (30) days, give notice to Licensee either approving such request or providing reasons for its refusal to provide consent, provided that where Licensee has submitted sublicense requests in respect of more than seven (7) Third Parties, Pfizer shall only be obliged to use commercially reasonable efforts to respond within thirty (30) days following receipt of Licensee’s written request. Any and all sublicenses shall be subject to the following requirements:

	2.2.1.	All sublicenses shall be subject to and consistent with the terms and conditions of this Agreement and shall: [***]

	2.2.2.	Licensee shall furnish to Pfizer a true and complete copy of each sublicense agreement and each amendment thereto, within thirty (30) days after the sublicense or amendment has been executed, provided that Licensee shall be entitled to redact any commercially sensitive information from such copy of the sublicense agreement (or amendment thereto, as applicable).

2.3.	Retained Rights. Licensee acknowledges and agrees that (a) Pfizer retains the right to make, have made, use and import the Compound and Product for all internal research, development and regulatory purposes; provided, that Pfizer shall not have the right to conduct Clinical Trials to Develop the Compound or Product in the Field (the “Development Exclusion”), (b) Pfizer is free to use the Licensed Patent Rights and Licensed Know-How for purposes other than those exclusively licensed to Licensee under this Agreement and (c) Pfizer retains the rights that have been provided by Pfizer to (i) a reagent supplier, such as Sigma Aldrich Co., to make or sell the Compound or (ii) a non-commercial entity to use the Compound, in each case in the form of non-cGMP samples of the Compound in mg quantities solely as a research reagent.

2.4.	Residuals. Subject always to Pfizer’s obligations under Section 9, Pfizer may use for any purpose the Residuals resulting from access to or work with the Product and Licensed Know-How. As used herein, “Residuals” means information in non-tangible form which may be retained by persons who have had access to the Product and Licensed Know-How, including ideas, concepts, know-how or techniques contained therein.

2.5.	No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon Licensee by implication, estoppel, or otherwise as to any technology or Intellectual Property Rights of Pfizer or its Affiliates other than the rights in Licensed Technology expressly granted herein, regardless of whether such technology or Intellectual Property Rights shall be dominant or subordinate to any Licensed Technology.

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3.	TRANSFER ACTIVITIES. Schedule 3 sets forth the documentation and materials that Pfizer will transfer to Licensee, personnel support, and related activities to be performed by the Parties.

4.	DEVELOPMENT; COMMERCIALIZATION; MANUFACTURING.

	4.1.	General. Subject to the terms of this Agreement, including Section 2.3, Licensee shall have sole responsibility for the cost and expense of, and the sole authority over and control of, the Development, Manufacture (except for any existing supply of the Compound transferred as part of the transfer activities set forth on Schedule 3), Regulatory Approval and Commercialization of Compound and Product in the Field in the Territory.

	4.2.	Diligence.

		4.2.1.	Development. Licensee shall itself, or through its Affiliates or sublicensees, use Commercially Reasonable Efforts, pursuant to the Development Plan, to Develop and seek Regulatory Approval for the Product in France, Germany, Italy, Japan, Spain, and the United States.

		4.2.2.	Commercialization. Licensee shall itself, or through its Affiliates or sublicensees, use Commercially Reasonable Efforts, pursuant to the Development Plan, to Commercialize each Product in each Major Market Country in the Territory where Licensee or its designated Affiliates or sublicensees have received Regulatory Approval for such Product.

	4.3.	Regulatory Filings. In connection with its efforts to Develop the Product, Licensee shall bear all responsibility and expense for submitting Regulatory Filings and obtaining Regulatory Approval for the Product. Licensee will undertake such activities at its sole expense.

	4.4.	Progress Reporting. At least [***] prior to the start of each [***] Licensee shall provide to Pfizer a report including [***].

	4.5.	CROs and CMOs. Licensee may contract with Third Party CROs or CMOs to handle certain clinical Development or Manufacturing activities, in Licensee’s reasonable discretion, consistent with the then-current Development Plan. As between the Parties, all costs of CROs or CMOs will be borne solely by Licensee. For clarity, Licensee shall not be required to obtain Pfizer’s consent of a sublicense to a CRO or CMO if the applicable contract is (a) in the case of a CRO, limited to a license for such CRO to perform research with regard to a Product on behalf of Licensee or (b) in the case of a CMO, limited to a license for such CMO to Manufacture Product on behalf of Licensee.

	4.6.	Development Plan. All Development and Commercialization activities to be conducted in connection with any Compound or Product will be performed by Licensee consistent with Section 4.2 and the terms and conditions set forth in this

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Section 4.6 and the development plan as set forth in Schedule 4.6, as amended by Licensee pursuant to this Section 4.6 (the “Development Plan”). The Development Plan shall include all Development and Commercialization activities in detail (including the territories in which and timelines on which such activities are anticipated to occur) and that are reasonably anticipated to be undertaken by Licensee to advance a Compound or Product. Licensee will provide Pfizer with an updated and detailed Development Plan semi-annually (to be provided every other Calendar Quarter thereafter). Licensee shall make available on a quarterly basis for a reasonable period of time, and at no cost to Pfizer, knowledgeable personnel to respond to questions from Pfizer or its Affiliates pertaining to the Development and Commercialization of the Product in order to assist Pfizer or its Affiliates with fulfilling any of Pfizer’s or its Affiliates revenue recognition procedures as they pertain to payments owed or potentially owed to Pfizer under this Agreement. [***] The obligations set forth in this Section 4.6 shall expire on a Product-by-Product basis on the First Commercial Sale of such Product in each of the Major Market Countries.

5.	PAYMENT TERMS.

	5.1.	Equity. In consideration of the licenses and rights granted to Licensee hereunder, Licensee will issue and grant to Pfizer, such number of shares of the Licensee’s Series A-1 Preferred Shares (the “Shares”) equivalent on an aggregate basis to eighteen percent (18%) of all shares of Licensee’s capital shares on a fully-diluted basis immediately following the closing of Licensee’s Series A-1 Investment, and in any event pursuant to that certain Series A-1 Preferred Share Purchase Agreement, to be executed and delivered by Pfizer and certain other investors simultaneously with this Agreement. Pfizer, as the owner of Shares, shall have rights and obligations on parity with, and with the same terms and conditions as, other investors purchasing shares of Series A-1 Preferred Shares.

	5.2.	Upfront Payment. In consideration of the licenses and rights granted to Licensee hereunder, Licensee shall pay to Pfizer a one-time, upfront, non-refundable and non-creditable payment of [***] on the Effective Date (“Upfront Payment”).

	5.3.	Development Milestone Payments. In consideration of the licenses and rights granted to Licensee hereunder, Licensee shall pay to Pfizer the amounts set forth below within [***] following the first occurrence of each event described below (each event, a “Development Milestone” and each payment, a “Development Milestone Payment”), and such payment shall be accompanied by a report identifying the amount payable to Pfizer under this Section 5.3.

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DEVELOPMENT MILESTONE	DEVELOPMENT MILESTONE PAYMENT
(1) [***]	[***]
(2) [***]	[***]
(3) [***]	[***]
(4) [***]	[***]
(5) [***]	[***]
(6) [***]	[***]
(7) [***]	[***]
(8) [***]	[***]
(9) [***]	[***]
(10) [***]	[***]
(11) [***]	[***]
(12) [***]	[***]

[***]

For the avoidance of doubt: (i) each Development Milestone Payment shall be payable [***]  and (ii) satisfaction of a Development Milestone by a sublicensee or assignee of, or Third Party retained by, Licensee or its Affiliates shall be deemed to have been satisfied by Licensee for purposes of this Section 5.3.  As used herein, “First Indication” means any disease or condition set forth in the first NDA (or NDA-equivalent) seeking Regulatory Approval accepted by the FDA, EMA or PMDA.  “Second Indication” means any disease or condition other than the First Indication. “Indication” means either the First Indication or the Second Indication, as applicable. [***]

If a Development Milestone is achieved without achieving a Development Milestone that would otherwise have occurred prior to the Development Milestone that was achieved [***] then all prior Development Milestones shall be deemed to have been achieved, and if not previously paid, the corresponding Development Milestone Payments shall become payable.

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5.4.	Sales Milestone Payments. In consideration of the licenses and rights granted to Licensee hereunder, Licensee shall pay to Pfizer the following one-time payments (each, a “Sales Milestone Payment”) when aggregate Net Sales of Products in a Calendar Year in the Territory (the “Total Annual Net Sales”) first reach the respective thresholds indicated below.

TOTAL ANNUAL NET SALES	SALES MILESTONE PAYMENT
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

For the avoidance of doubt, each Sales Milestone Payment shall be paid only once upon achievement of the applicable Total Annual Net Sales threshold. The total amount payable with respect to these Sales Milestone Payments shall not exceed [***]. If more than one of the above Total Annual Net Sales thresholds are achieved in a particular Calendar Year ([***]), then all unpaid Sales Milestone Payments achieved in such Calendar Year shall become payable.

Licensee shall make any Sales Milestone Payment payable within [***] after the [***] in which Total Annual Net Sales reach the applicable threshold, and such payment shall be accompanied by a report identifying the amount payable to Pfizer under this Section 5.4.

5.5.	Royalty Payments. Subject to Sections 5.6 and 5.7, in consideration of the licenses and rights granted to Licensee hereunder, Licensee shall pay to Pfizer non-refundable, non-creditable royalties in the amount of the “Marginal Royalty Rates” (set forth below) on the aggregate Net Sales resulting from the sale of Products, on a Product by Product basis, in the Territory during each Calendar Year (collectively, “Royalties”).

NET SALES	MARGINAL ROYALTY RATE
[***]	[***]
[***]	[***]
[***]	[***]

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[***]	[***]
[***]	[***]

Each Marginal Royalty Rate set forth in the table above shall apply only to that portion of the Net Sales of each Product in the Territory during a given [***]  that falls within the indicated range. Licensee shall pay to Pfizer the applicable Royalties within [***] following the expiration of each [***] after the date of the First Commercial Sale. Royalties will be payable on a Product-by-Product and country-by-country basis during the Royalty Term for such Product in each country until the expiration of the Royalty Term for such Product in each country. All Royalty payments shall be accompanied by a report that includes reasonably detailed information regarding a total [***] sales calculation of Net Sales of Product (including all deductions), calculations of any deductions applicable under Sections 5.6 and 5.7, and all Royalties payable to Pfizer for the applicable [***] (including any foreign exchange rates employed).

5.6.	Royalty Adjustment for Generic Competition. If at any time during the Royalty Term Generic Competition exists in a given country with respect to a Product, then the Marginal Royalty Rates used to calculate Royalties with respect to such Product in such country shall be reduced by [***] for so long as such Generic Competition exists.

5.7.	Royalty Adjustment for Third Party Licenses. Licensee may deduct from any royalty payments to Pfizer under this Article 5 in respect of a given Calendar Quarter [***] of any royalties paid by Licensee to a Third Party in consideration for a license under such Third Party’s Intellectual Property Rights that are necessary for the Commercialization of a Product.

5.8.	Maximum Adjustments. Notwithstanding Sections 5.6 and 5.7 to the contrary, under no circumstances shall the adjustments set forth in Sections 5.6 and 5.7 cause the total Royalties payable to Pfizer in any Calendar Quarter to be reduced by more than [***] of the amount that would otherwise be due without giving effect to this Section 5.8. Licensee may carry forward to subsequent Calendar Quarters any deductions under this Section 5.8 that were not previously deducted by Licensee.

5.9.	Transaction Completion Payment.

	5.9.1.	Licensee shall pay to Pfizer a one-time, non-refundable and non-creditable payment of [***] upon the earlier to occur of either of the following, provided a definitive agreement for either such transaction is executed within [***] of the Effective Date: (a) Licensee completes its first Change of Control prior to the IPO [***], or (b) Licensee completes a transaction to sublicense or divest to a Third Party any rights related to a Product (excluding to a CMO or CRO) (such [***] payment in (a) or (b), the “Transaction Completion Payment”). For clarity, (i) should

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Licensee complete its IPO prior to the occurrence of the first Change of Control of Licensee, no Transaction Completion Payment would be owed upon completion of such Change of Control under clause (a) of this Section 5.9.1 and (ii) the Transaction Completion Payment shall be payable only once under this Section 5.9.1.

	5.9.2.	For a Transaction Completion Payment due under clause (a) of Section 5.9.1, such payment shall be accompanied by a report that includes (a) a calculation of the Return to Preferred Investors, or (b) a copy of any relevant documents to allow Pfizer to confirm the accuracy of such payment.

	5.9.3.	For a Transaction Completion Payment due under clause (a) of Section 5.9.1, Licensee or its Affiliate shall make such Transaction Completion Payment within [***] following (i) the closing of Licensee’s first Change of Control, if the Adjusted Payments actually received at such closing cause clause (a) of Section 5.9.1 to be satisfied, or (ii) the subsequent receipt of any Adjusted Payments that cause clause (a) of Section 5.9.1 to be satisfied, if not satisfied previously based on previously received Adjusted Payments, as applicable.

	5.9.4.	For any Transaction Completion Payment due as a result of a sublicense or divestiture under clause (b) of Section 5.9.1, Licensee or its Affiliate shall make such Transaction Completion Payment within [***] following the closing of such transaction.

5.10.	Other Payments. Except as otherwise set forth in this Agreement, Licensee shall pay to Pfizer any other amounts due under this Agreement within [***] following receipt of invoice.

5.11.	Late Payments. Any amount required to be paid by a Party hereunder which is not paid on the date due shall bear interest compounded daily, to the extent permitted by law, at [***] above the Federal Funds Effective Rate EFFR (or any successor to such rate) effective for the date such payment was due, as reported by the Federal Reserve of New York (https://apps.newyorkfed.org/markets/autorates/fed%20funds). Such interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days payment is delinquent.

5.12.	Currency. Any payments under this Article 5 that are recorded in currencies other than the U.S. Dollar shall be converted into U.S. Dollars at the average of the daily foreign exchange rates using the BFIX currency exchange ratio on Bloomberg as at 12:30 pm New York time for the calendar month in which such payments or expenses occurred. Such rates can be found via Bloomberg or the website https://www.bloomberg.com/markets/currencies/fx-fixings.

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5.13.	Method of Payment. All payments from Licensee to Pfizer shall be made by wire transfer via immediately available funds in U.S. dollars to credit the bank account set forth below or such other bank account as designated by Pfizer in writing to Licensee at least thirty (30) days before payment is due. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

[***]

5.14.	Taxes.

	5.14.1.	General. It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of any value added or similar tax (“VAT”), which shall be added thereon as applicable. Pfizer shall provide any tax forms to Licensee that may be reasonably necessary in order for Licensee not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.

	5.14.2.	Tax Actions. Notwithstanding anything in this Agreement to the contrary, if an action, including but not limited to any assignment or sublicense of its rights or obligations under this Agreement, or any failure to comply with Applicable Laws or filing or record retention requirements (a “Tax Action”) by a Party leads to the imposition of withholding tax liability or VAT on the other Party that would not have been imposed in the absence of a Tax Action or in an increase in such liability above the liability that would have been imposed in the absence of such Tax Action, then (i) any sum payable by the Party that caused the Tax Action (in respect of which such deduction or withholding is required to be made or VAT has been imposed) shall be increased to the extent necessary to ensure that the other Party receives a sum equal to the sum which it would have received had no Tax Action occurred and (ii) any sum receivable by the Party that caused a Tax Action (in respect of which such deduction or withholding is required to be made or VAT has been imposed) shall be made to that Party after deduction of the amount required to be so deducted or withheld or adjusting for any amounts in respect of such VAT to ensure that the other Party’s overall liability in respect of such payment remains the same as it would have been had no Tax Action occurred, and any applicable deducted or withheld amount shall be remitted to the relevant taxation authority in accordance with Applicable Law. For the avoidance of doubt, a Party shall only be liable for increased payments pursuant to this Section 5.14.2 to the extent such Party engaged in a Tax Action that created or

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increased a withholding tax or VAT liability on the other Party.

		5.14.3.	Cooperation. The Parties agree to cooperate and produce on a timely basis any tax forms or reports, including an IRS Form W-8BEN, reasonably requested by the other Party in connection with any payment made by Licensee to Pfizer under this Agreement.

		5.14.4.	Gross-up. In the event that any deductions or withholdings are required by law to be made from any payment by the Licensee under this Agreement, the Licensee shall pay Pfizer, at the same time as making the payment in question, such additional amount as will, after such deduction or withholding has been made, leave Pfizer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

		5.14.5.	If the Licensee makes a payment to Pfizer pursuant to Section 5.14.4, and Pfizer determines that it is entitled to a credit against, relief or remission for, or repayment of any Tax (“Tax Credit”) attributable to such payment, and Pfizer has obtained and utilised that Tax Credit, Pfizer shall pay an amount to the Licensee which Pfizer determines will leave it (after that payment) in the same after-Tax position as it would have been in had the payment in Section 5.14.4 not been required to be made by the Licensee.

6.	RECORDS; AUDIT RIGHTS.

	6.1.	Relevant Records. Licensee shall maintain accurate financial books and records pertaining to sale of the Product by Licensee, its Affiliates or sublicensees, including any and all calculations of the applicable Fees and any patent prosecution records (collectively, “Relevant Records”). Licensee shall maintain the Relevant Records for the longer of: (a) the period of time required by Applicable Law, or (b) [***] following expiration or termination of this Agreement. Relevant Records shall be treated as Licensee Confidential Information.

	6.2.	Audit Request. Pfizer shall have the right during the term of this Agreement and for [***] thereafter to engage, at its own expense, an independent auditor reasonably acceptable to Licensee to examine the Relevant Records from time-to-time, but no more frequently than [***] every [***], as may be necessary to verify (a) the accuracy of Net Sales reported and the basis for royalty and other payments (including any adjustments pursuant to Section 5.6, 5.7 or 5.8) made under this Agreement and (b) the difference, if any, such reported and paid amounts vary from amounts determined as a result of the audit. Such audit shall be requested in writing at least [***] in advance, and shall be conducted during Licensee’s normal business hours and otherwise in a manner that minimizes any interference to Licensee’s business operations.

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	6.3.	Audit Fees and Expenses. Pfizer shall bear any and all fees and expenses it may incur in connection with any such audit of the Relevant Records; provided, however, in the event an audit reveals an underpayment by Licensee of more than [***] as to the period subject to the audit, Licensee shall reimburse Pfizer for any reasonable and documented out-of-pocket costs and expenses of the audit within [***] after receiving invoices thereof, and notwithstanding the provisions of Section 6.2, Pfizer shall have the right to examine the Relevant Records of Licensee up to [***] every [***] for the [***] period following the audit revealing such underpayment.

	6.4.	Payment of Deficiency. If any audit establishes that Licensee has underpaid any amounts due to Pfizer under this Agreement, then Licensee shall pay to Pfizer any such deficiency within [***] after receipt of written notice thereof. For the avoidance of doubt, such payment will be considered a late payment, subject to Section 5.11.

7.	INTELLECTUAL PROPERTY RIGHTS.

	7.1.	Pre-existing IP. Subject only to the rights expressly granted to the other Party under this Agreement, each Party shall retain all rights, title and interests in and to any Intellectual Property Rights that are owned, licensed or sublicensed by such Party prior to or independent of this Agreement.

	7.2.	Patent Prosecution.

		7.2.1.	Patent Prosecution and Maintenance. Subject to Pfizer’s rights set forth in Section 7.2.3 below, (a) until the earlier of (i) the [***] anniversary of the Effective Date and (ii) such time as Licensee provides Pfizer written notice that it is able to assume its obligations under Section 7.2.1(b) (the “Initial Period”), Pfizer will continue to file, prosecute (including in connection with any reexaminations, oppositions and the like) and maintain the Licensed Patent Rights in the Territory and in Pfizer’s name on behalf of Licensee and at Licensee’s cost and expense using counsel of Pfizer’s choice, and (b) upon expiration of the Initial Period, Licensee will be responsible for filing, prosecuting (including in connection with any reexaminations, oppositions and the like) and maintaining the Licensed Patent Rights in the Territory and in Pfizer’s name at Licensee’s own cost and expense using, [***] as its lead patent counsel and [***] as its annuity service provider to prepare, file, prosecute and maintain the Licensed Patent Rights. Licensee will select additional qualified patent counsel and foreign agents as necessary, in each case reasonably acceptable to Pfizer, within ten (10) Business Days after the Effective Date. Following the Initial Period and during the Term, Licensee will provide notice of any substitution of such counsel, foreign agents or annuity service providers within thirty (30) days after such substitution. After the Initial Period, before each submission is filed, Licensee will provide

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Pfizer a reasonable opportunity to review and comment on proposed submissions to any patent office and [***] any comments provided by Pfizer to Licensee. Licensee will keep Pfizer reasonably informed of the status of the Licensed Patent Rights by timely providing Pfizer copies of significant communications relating to such Licensed Patent Rights that are received from any patent office or patent counsel of record or foreign associate.

7.2.2.	Assistance. As reasonably requested by Licensee in writing, Pfizer shall cooperate, at Licensee’s expense, in obtaining patent term restoration (under, but not limited to, the Drug Price Competition and Patent Term Restoration Act), supplementary protection certificates or their equivalents, and patent term extensions with respect to the Licensed Patent Rights.

7.2.3.	Failure to Prosecute or Maintain. In the event Licensee elects to forgo filing, prosecution or maintenance of the Licensed Patent Rights, Licensee shall notify Pfizer of such election at least [***] prior to any filing or payment due date, or any other due date that requires action (“Election Notice”). Upon receipt of an Election Notice, Pfizer shall be entitled, upon written notice to Licensee, at its sole discretion and expense, to file or to continue the prosecution or maintenance of such Patent Right in such country in Pfizer’s name using counsel of its own choice and at its own expense, in which case, as of the date Licensee provides Pfizer such Election Notice, the license granted in Section 2.1.1 with respect to such patent rights shall become non-exclusive and non-sublicensable (to the extent Licensee has not sublicensed such Patent Right prior to providing such Election Notice), and Licensee will have no further rights in respect of the filing, maintenance or enforcement of such Patent Right.

7.2.4.	Developed IP. Ownership of any Developed IP shall be determined in accordance with Applicable Laws relating to inventorship set forth in U.S. patent laws. Each Party retains the sole right to prepare, prosecute and maintain Patent Rights included within any Developed IP Controlled by such Party.

7.2.5.	Liability. To the extent Pfizer is obtaining, prosecuting or maintaining a Patent Right included in the Licensed Patent Rights, Pfizer, its Affiliates, employees, agents or representatives, shall not be liable to Licensee in respect of any act, omission, default or neglect on the part of Pfizer, or its Affiliates, employees, agents or representatives, in connection with such activities undertaken in good faith.

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8.	INFRINGEMENT; MISAPPROPRIATION.

	8.1.	Notification. Each Party will promptly notify the other Party in writing of any (a) actual or threatened infringement, misappropriation or other violation by a Third Party of any Licensed Technology in the Field and in the Territory of which it becomes aware, including but not limited to the receipt of a Biosimilar Notice with respect to a Product or (b) declaratory judgment action against any Licensed Patent Right in the Territory in connection with any infringement described in clause (a) (any of (a) or (b) constituting a (“Third Party Infringement”)).

	8.2.	Infringement Action.

		8.2.1.	Right of First Enforcement.

			(a)	Licensee shall have the first right (but not the obligation), at its own expense, to control enforcement of the Licensed Technology against any Third Party Infringement within the scope of its exclusive license and may name Pfizer as a party for standing purposes. Pfizer has the right to join and cooperate with any such action at Licensee’s cost, or to retain separate counsel at Pfizer’s own expense. Prior to commencing any such action, Licensee shall consult with Pfizer and shall give due consideration to Pfizer’s recommendations regarding the proposed action. Licensee shall give Pfizer timely notice of any proposed settlement of any such action instituted by Licensee and shall not, without the prior written consent of Pfizer, enter into any settlement that would: (i) adversely affect the validity, enforceability or scope of any of the Licensed Patent Rights, (ii) give rise to liability of Pfizer or its Affiliates, (iii) admit non-infringement of any Licensed Patent Rights, or (iv) otherwise impair Pfizer’s rights in any Licensed Technology or this Agreement.

			(b)	If Licensee does not, with respect to its first right of enforcement under Section 8.2.1(a), obtain agreement from the alleged infringer to desist or fails or refuses to initiate an infringement action by the earlier of [***] then Pfizer shall have the right, at its sole discretion, to control such enforcement of the Licensed Technology at its sole expense.

		8.2.2.	Recoveries. Any recoveries resulting from an action relating to a claim of Third Party Infringement shall first be applied to reimburse each Party’s costs and expenses incurred in connection therewith. Any remaining recoveries shall be retained by (or if received by Pfizer, paid to) Licensee; provided, however, [***]. If Licensee fails to institute an action or proceeding and Pfizer exercises its right to prosecute such

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infringement pursuant to Section 8.2.1(b), any remaining recoveries shall be retained by Pfizer.

9.	CONFIDENTIALITY.

	9.1.	Definition. “Confidential Information” of a Party means the existence, terms and provisions of this Agreement and all other proprietary information and data of a financial, commercial or technical nature that the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, which are disclosed in writing or, if disclosed orally or visually, summarized in writing and provided to the receiving Party after disclosure. All Licensed Know-How shall be considered Pfizer’s Confidential Information. Confidential Information shall not include information that: (a) is, at the time of disclosure or becomes, after the time of disclosure, known to the public or part of the public domain through no breach of this Agreement by the receiving Party or any Recipients to whom it disclosed such information; (b) was known to, or was otherwise in the possession of, the receiving Party prior to the time of disclosure by the disclosing Party; (c) is disclosed to the receiving Party on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party; or (d) is independently developed by or on behalf of the receiving Party or any of its Affiliates, as evidenced by its written records, without use or access to the Confidential Information.

	9.2.	Obligations. The receiving Party will protect all Confidential Information against unauthorized disclosure to Third Parties with the same degree of care as the receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The receiving Party may disclose the Confidential Information to its Affiliates, and their respective directors, officers, employees, subcontractors, current and prospective sublicensees, consultants, attorneys, accountants, banks and investors (collectively, “Recipients”) who have a need to know such information for purposes related to this Agreement, provided that the receiving Party shall hold such Recipients to written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement. All obligations of confidentiality under this Agreement shall survive expiration or termination of this Agreement for a period of [***].

	9.3.	Exceptions.

		9.3.1.	Disclosure Required by Law. The restrictions set forth in this Article 9 shall not apply to any Confidential Information that the receiving Party is required to disclose under Applicable Laws or a court order or other governmental order, provided that the receiving Party: (a) provides the disclosing Party with prompt notice of such disclosure requirement if legally permitted, (b) affords the disclosing Party an opportunity to oppose, limit or secure confidential treatment for such required disclosure and (c) if the disclosing Party is unsuccessful in its efforts pursuant to subsection (b), discloses only that portion of the

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Confidential Information that the receiving Party is legally required to disclose as advised by the receiving Party’s legal counsel.

		9.3.2.	Disclosure to Assignee of Payments. In the event that Pfizer wishes to assign, pledge or otherwise transfer its rights to receive some or all of the Milestone Payments, Royalties and Transaction Completion Payment payable hereunder, Pfizer may disclose to a Third Party Confidential Information of Licensee in connection with any such proposed assignment solely to the extent reasonably necessary in connection with such transaction, provided that Pfizer shall hold such Third Parties to written obligations of confidentiality and non-use with terms and conditions at least as restrictive as those set forth in this Agreement.

	9.4.	Right to Injunctive Relief. The Parties agree that breaches of this Article 9 may cause irreparable harm to the non-breaching Party and shall entitle the non-breaching Party, in addition to any other remedies available to it (subject to the terms of this Agreement), the right to seek injunctive relief enjoining such action.

	9.5.	Ongoing Obligation for Confidentiality. Upon expiration or termination of this Agreement, the receiving Party shall, and shall cause its Recipients to, destroy or return (as requested by the disclosing Party) any Confidential Information of the disclosing Party, except that the receiving Party (a) may retain a single copy of Confidential Information for the sole purpose of ascertaining its rights and responsibilities in respect of such information and (b) shall not be required to destroy any computer files stored securely by the receiving Party that are created by automatic system back up.

10.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

	10.1.	Representations and Warranties by Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

		10.1.1.	it is a company duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

		10.1.2.	it has full corporate power and authority to execute, deliver, and perform under this Agreement, and has taken all corporate action required by Applicable Law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

		10.1.3.	this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

		10.1.4.	all consents, approvals and authorizations from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained; and

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	10.1.5.	the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not: (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party that would impair the performance of its obligations hereunder; or (iii) violate any Applicable Law.

10.2.	Representations and Warranties by Pfizer. With the exception of the claims described in Schedule 10.2, Pfizer represents and warrants to Licensee as of the Effective Date that:

	10.2.1.	Pfizer has the right to grant right, title and interest in the licenses and other rights granted to Licensee under this Agreement;

	10.2.2.	there is no ongoing and, to Pfizer’s Knowledge, there is no threatened litigation, opposition or challenge involving the Licensed Patent Rights.

	10.2.3.	Pfizer is the sole and exclusive owner of the Licensed Patent Rights, free of any encumbrance, lien or claim of ownership by any Third Party.

	10.2.4.	Pfizer have complied in all material respects with all Applicable Laws, including the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act, and any other applicable anti-bribery or anti-corruption laws (“Compliance Laws”) with respect to the filing, prosecution and maintenance of the Licensed Patent Rights, paid all maintenance and annuity fees with respect to the Licensed Patent Rights, and no dispute regarding inventorship has been alleged or threatened with respect to the Licensed Patent Rights.

	10.2.5.	to Pfizer’s Knowledge, Pfizer has not infringed or misappropriated any valid and enforceable Patents or Know-How of a Third Party in connection with Developing the Licensed Technology.

	10.2.6.	it is beneficially entitled to all payments made under this Agreement and fulfils all conditions which must be fulfilled under the United Kingdom and the United States of America double taxation agreement to obtain full exemption from the United Kingdom taxation on royalty payments.

10.3.	Representations, Warranties and Covenants by Licensee.

	10.3.1.	Licensee covenants to Pfizer that it shall comply with all Applicable Law with respect to the performance of its obligations hereunder.

	10.3.2.	Licensee covenants to Pfizer that it will use Commercially Reasonable Efforts to Develop, seek Regulatory Approval and Commercialize the Product consistent with the timelines set forth in the Development Plan.

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10.3.3.	[***]

10.3.4.	Without limiting the generality of Section 10.3.1, Licensee shall comply, and has at all times complied in all material respects, with Compliance Laws. Licensee represents and warrants that neither it, nor its respective Affiliates, nor to its knowledge, any director, officer, employee, consultant, agent or representative or other person acting on its behalf has taken or will take any action, directly or indirectly, to pay, offer, promise or authorize the payment, or giving of anything of value to any Government Official, or to any person, and has not accepted and will not accept a payment or any item of value: (a) for the purpose of (i) influencing any act or decision of such Government Official(s) in their official capacity, including the failure to perform an official function, in order to assist that Licensee or its Affiliates or any beneficiary of Licensee in obtaining or retaining business, or directing business to any third party, (ii) securing an improper business advantage, (iii) inducing such Government Official(s) to use their influence to affect or influence any act or decision of a government entity in order to assist Licensee, its Affiliates or any beneficiary of Licensee in obtaining or retaining business, or directing business to any third party, or (v) providing an unlawful personal gain or benefit, of financial or other value, to such Government Official(s); or (b) otherwise for the benefit of Licensee, or any of its Affiliates in violation of any federal, state, local, municipal, foreign, international, multinational or other administrative law. As used herein, “Government Official” means: (A) any elected or appointed government official (e.g., a member of a ministry of health), (B) any employee or person acting for or on behalf of a government official, agency, or enterprise performing a governmental function, (C) any political party officer, employee, or person acting for or on behalf of a political party or candidate for public office, (D) an employee or person acting for or on behalf of a public international organization, or (E) any person otherwise categorized as a government official under local law. “Government” is meant to include all levels and subdivisions of non-U.S. governments (i.e., local, regional, or national and administrative, legislative, or executive). Moreover, Licensee represents and warrants that it has maintained and will maintained books, records, and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of Licensee’s assets.

10.3.5.	Licensee has, and has caused each of its subsidiaries and Affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Licensee, its subsidiaries or Affiliates in violation of Compliance Laws. The Licensee has, and has caused, each of its Affiliates and subsidiaries to, maintain and will continue to maintain systems or internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) intended to ensure compliance with Compliance Laws.

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		10.3.6.	Neither Licensee nor any of its directors, officers, managers or employees are, with respect to Licensee’s operations, the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to Compliance Laws.

	10.4.	No Action Required Which Would Violate Law. In no event shall Pfizer be obligated under this Agreement to take any action or omit to take any action that Pfizer believes, in good faith, would cause Pfizer to violate any Applicable Law, including without limitation the Compliance Laws.

	10.5.	No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 10, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. ANY INFORMATION OR MATERIALS, INCLUDING ANY MATERIALS SET FORTH ON SCHEDULE 3, PROVIDED BY PFIZER OR ITS AFFILIATES IS MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.

11.	INDEMNIFICATION.

	11.1.	Indemnification by Licensee. [***]

	11.2.	Indemnification by Pfizer. [***]

	11.3.	Indemnification Procedure. In connection with any Claim for which a Pfizer Indemnitee or Licensee Indemnitee (the relevant “Indemnitee”) seeks indemnification from Licensee or Pfizer (the relevant “Indemnitor”) pursuant to this Agreement, Pfizer or Licensee, respectively, shall: (a) give the Indemnitor prompt written notice of the Claim; provided, however, that failure to provide such notice shall not relieve the Indemnitor from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) cooperate with the Indemnitor, at the Indemnitor’s expense, in connection with the defense and settlement of the Claim; and (c) permit the Indemnitor to control the defense and settlement of the Claim; provided, however, that the Indemnitor may not settle the Claim without Pfizer or Licensee’s, respectively, prior written consent, which shall not be unreasonably withheld or delayed, in the event that such settlement materially adversely impacts any relevant Indemnitee’s rights or obligations. Further, Pfizer or Licensee, respectively, shall have the right to participate (but not control) and be represented in any suit or action by advisory counsel of its selection and at its own expense.

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12.	LIMITATION OF LIABILITY.

	12.1.	Consequential Damages Waiver. EXCEPT FOR A BREACH OF ARTICLE 9 OR OBLIGATIONS ARISING UNDER ARTICLE 11, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOST REVENUES REGARDLESS OF WHETHER IT HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE).

	12.2.	Liability Cap. EXCEPT IN THE EVENT OF GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT OF A PARTY OR ITS AFFILIATES, IN NO EVENT SHALL EITHER PARTY’S LIABILITY FOR DAMAGES IN CONNECTION WITH THIS AGREEMENT EXCEED THE CAP, REGARDLESS OF WHETHER THE OTHER PARTY HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE). “Cap” means [***].

13.	TERM; TERMINATION.

	13.1.	Term. The term of this Agreement (“Term”) shall commence as of the Effective Date and shall expire upon the last-to-expire Royalty Term. Upon expiry of this Agreement pursuant to this Section 13.1, the licenses granted to Licensee under this Agreement shall become fully paid-up, royalty-free, perpetual and irrevocable.

	13.2.	Termination for Cause. Each Party shall have the right, without prejudice to any other remedies available to it at law or in equity, to terminate this Agreement in the event the other Party materially breaches any of its obligations hereunder and fails to cure such breach within [***] of receiving notice thereof; provided, however, (i) if a notice under this Section 13.2 is served alleging material breach, the parties shall first seek to resolve such alleged breach and any related dispute between the Senior Officers within [***] of receiving notice, and (ii) should the Senior Officers be unable to resolve the dispute within such [***] period, if such breach is capable of being cured, but cannot be cured within such [***] period, and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable to cure such breach, but in no event will such additional period exceed [***]. Any termination by a Party under this Section 13.2 shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from the other Party. For the avoidance of doubt, Licensee’s failure to use Commercially Reasonable Efforts in accordance with this Agreement to Develop and Commercialize the Product or failure to make a Milestone Payment or Royalty payment shall constitute a material breach by Licensee under this Agreement.

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13.3.	Termination for a Bankruptcy Event. Pfizer shall have the right to terminate this Agreement in the event of a Bankruptcy Event with respect to Licensee. “Bankruptcy Event” means the occurrence of any of the following: (a) the institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against Licensee under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code, as amended or under any similar laws or statutes of the United States or any state thereof (the “Bankruptcy Code”), where in the case of involuntary proceedings such proceedings have not been dismissed or discharged within thirty (30) days after they are instituted, (b) the insolvency or making of an assignment for the benefit of creditors or the admittance by Licensee of any involuntary debts as they mature, (c) the institution of any reorganization, arrangement or other readjustment of debt plan of Licensee not involving the Bankruptcy Code, (d) appointment of a receiver for all or substantially all of Licensee’s assets, or (e) any corporate action taken by the board of directors of Licensee in furtherance of any of the foregoing actions.

13.4.	Effects of Termination.

	13.4.1.	Termination by Licensee for Cause. In the event that Licensee terminates this Agreement pursuant to Section 13.2, the following shall apply:

		(a)	Rights and Obligations. Except as otherwise provided herein, all rights and obligations of each Party hereunder shall cease, including, subject to Section 13.4.1(b), the licenses granted to Licensee pursuant to Section 2.1.

		(b)	Licensee Inventory. Licensee shall have the right to sell its remaining inventory of Product so long as Licensee has fully paid, and continues to pay when due, all Royalties, Milestone Payments and any Transaction Completion Payment owed to Pfizer, and Licensee is otherwise not in material breach of this Agreement.

	13.4.2.	Termination by Pfizer for Cause, Bankruptcy Event. In the event that Pfizer terminates this Agreement pursuant to Section 13.2 or Section 13.3, the following shall apply:

		(a)	Rights and Obligations. Except as otherwise provided herein, all rights and obligations of each Party hereunder shall cease.

		(b)	Licenses. Pfizer shall have a perpetual, irrevocable, worldwide, fully-paid up, royalty-free exclusive right and license, with the right to grant sublicenses, under the Developed IP Controlled by Licensee, as it exists as of the effective date of termination, to

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use, Develop, Commercialize and Manufacture Compound and Products.

(c)	Transition. During the notice period provided in Section 13.2, or as soon as practicable upon notice of termination pursuant to Section 13.3, as applicable to such termination, at Pfizer’s sole option, Pfizer shall prepare and the Parties shall negotiate a transition plan that will include, at a minimum, a plan for accomplishing the activities described in this Section 13.4.2(c).

	(i)	Continued Development. At Pfizer’s request and expense, Licensee shall continue on-going Development for a mutually agreed-upon period following terminating of this Agreement, which period shall not be less than [***] unless otherwise agreed to by the Parties. For avoidance of doubt, if Pfizer chooses not to continue a Clinical Trial initiated by Licensee, Licensee shall be solely responsible for the cost of winding down such trial, including compliance with any ethical or other requirements imposed by an applicable Regulatory Authority.

	(ii)	Technology Transfer. At Pfizer’s request, Licensee shall make available to Pfizer all currently available records and data which exist and are Controlled by Licensee as of the effective date of termination and are necessary or useful for Pfizer to continue using, Developing, Commercializing and Manufacturing the Product.

	(iii)	Regulatory Matters. At Pfizer’s request, Licensee shall transfer and assign to Pfizer (or its designee) all Regulatory Approvals, pricing approvals and Regulatory Filings held by Licensee with respect to the Product, provided that if such transfer and assignment is not permitted by the applicable Regulatory Authority, Licensee shall permit Pfizer to cross-reference and rely upon such Regulatory Approvals, pricing approvals and Regulatory Filings. Licensee shall make available to Pfizer copies of all regulatory documentation and records related to the Product, including information contained in the regulatory and safety databases. The Parties shall cooperate to ensure the prompt transition of regulatory responsibilities for the Product from Licensee to Pfizer.

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		(iv)	Trademarks. Pfizer shall have a fully paid-up, royalty-free, worldwide, transferable, sublicensable, perpetual and irrevocable license to use the trademarks associated with a Product solely for the purpose of using, Developing, Commercializing and Manufacturing the Product. Pfizer shall have a transitional license to use Licensee’s trademarks and promotional materials solely for the purpose of using, Developing, Commercializing and Manufacturing the Product.

		(v)	Inventory and Supply. At Pfizer’s request, Licensee shall transfer to Pfizer (or its designee) all Product, components and in-process inventory produced or held by Licensee with respect to the Manufacture of Products. At Pfizer’s request, if Licensee has sublicensed to a CMO to Manufacture the Product, Licensee shall promptly assign such sublicense to Pfizer, or if not, Licensee shall continue to Manufacture or have Manufactured the Product for a period of not less than [***], including, at Pfizer’s request, a reasonable stock build. Pfizer shall pay to Licensee the actual cost of manufacturing associated with inventory and Product received by Pfizer pursuant to this Section 13.4.2(c)(v).

		(vi)	Third Party Agreements. At Pfizer’s request, to the extent Licensee is able to do so, Licensee shall assign to Pfizer (or its designee) any agreements with Third Parties with respect to the Development, Commercialization and Manufacture of the Product. With respect to Third Party agreements that Licensee is not able to assign to Pfizer, Licensee shall cooperate to give Pfizer the benefit of such contracts for a reasonable transitional period.

	13.5.	Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing hereunder prior to such expiration or termination. Without limiting the foregoing, the provisions of Articles 6, 9, 11, 12, 15, 16 and Sections 2.2.1, 5.7, 7.1, 8.2.2, 10.3.3,13.4, 13.5, 17.3 and 17.8 shall survive expiration or termination of this Agreement.

14.	PUBLICITY; PUBLICATIONS.

	14.1.	Use of Names. Subject to Pfizer’s rights pursuant to Section 13.4.2(c)(iv), neither Party (nor any of its Affiliates or agents) shall use the registered or unregistered trademarks, service marks, trade dress, trade names, logos, insignia, domain names, symbols or designs of the other Party or its Affiliates in any press release,

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publication or other form of promotional disclosure without the prior written consent of the other Party in each instance.

	14.2.	Press Releases. The Parties acknowledge that one or both Parties, either singly or jointly, may desire to publish one or more press releases relating to this Agreement, the rights granted hereunder, and developments made thereto. However, each Party agrees not to issue any press release or other public statement, whether written, electronic, oral or otherwise, disclosing the existence of this Agreement, the terms hereof or any information relating to this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. Neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Law or the rules of any recognized stock exchange so long as the disclosing Party provides the other Party at least ten (10) Business Days prior written notice to the extent practicable and only discloses information to the extent required by Applicable Law or the rules of any recognized stock exchange.

	14.3.	Publications. During the Term, Licensee shall submit to Pfizer for review and approval any proposed academic, scientific or medical publication or public presentation that contains Pfizer’s Confidential Information. Such review and approval will be conducted for the purposes of preserving the value of the Licensed Technology and determining whether any portion of the proposed publication or presentation containing Pfizer’s Confidential Information should be modified or deleted. Written copies of such proposed publication or presentation required to be submitted hereunder shall be submitted to Pfizer no later than sixty (60) days before submission for publication or presentation (the “Review Period”). Pfizer shall provide its comments with respect to such publications and presentations within thirty (30) days of its receipt of such written copy. The Review Period may be extended for an additional thirty (30) days in the event Pfizer can, within ten (10) days of receipt of the written copy, demonstrate reasonable need for such extension including for the preparation and filing of patent applications. Licensee will comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication governed by this Section 14.3, including International Committee of Medical Journal Editors standards regarding authorship and contributions.

15.	LICENSEE INSURANCE.

	15.1.	Insurance Requirements. Licensee will maintain during the Term and until the later of: (a) [***] after termination or expiration of this Agreement, or (b) the date that all statutes of limitation covering claims or suits that may be instituted for personal injury based on the sale or use of the Product have expired, commercial general liability insurance from a minimum [***] AM Best rated insurance company, including contractual liability and product liability or clinical trials with coverage limits of not less than [***]. Licensee has the right to provide the total limits required by any combination of primary and umbrella/excess coverage. The minimum level of insurance set forth herein shall not be construed to create a limit on Licensee’s liability hereunder. Such policies shall name Pfizer and its Affiliates

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as additional insured (usually for US, Canada and Puerto Rico exposures) or indemnify Pfizer and its Affiliates, as principal (usually for rest of world exposures) and provide a waiver of subrogation in favor of Pfizer and its Affiliates. Such insurance policies shall be primary and non-contributing with respect to any other similar insurance policies available to Pfizer or its Affiliates. Any deductibles for such insurance shall be assumed by Licensee.

	15.2.	Policy Notification. Licensee shall provide Pfizer with certified copies of such policies or original certificates of insurance evidencing such insurance: (a) prior to execution by both Parties of this Agreement, and (b) prior to expiration of any one coverage. Licensee shall provide that Pfizer shall be given at least thirty (30) days written notice prior to cancellation, termination or any material change to restrict the coverage or reduce the limits afforded.

16.	DISPUTE RESOLUTION.

	16.1.	Arbitration.

		16.1.1.	General. Any disputes, controversies or other claims arising out of this Agreement, its interpretation, validity, performance, enforceability, breach or termination (“Disputes”) that are not settled amicably shall be referred by sending written notice of the Dispute to the other Party for final and binding arbitration with the office of the American Arbitration Association in New York County, New York in accordance with the then-prevailing commercial arbitration rules of the American Arbitration Association.

		16.1.2.	Number of Arbitrators. The arbitration shall be settled by one (1) arbitrator who is neutral to the Parties, and the Parties shall endeavor to jointly appoint the arbitrator. If the Parties fail to jointly appoint the arbitrator within (15) fifteen days of the arbitration being initiated, the appointment shall be made by the American Arbitration Association.

		16.1.3.	Powers of the Arbitrator.

			(a)	The arbitrator is authorized to award to the prevailing Party, if a prevailing party is determined by the arbitrator, such Party’s costs and expenses, including attorneys’ fees.

			(b)	The arbitrator may not award punitive, exemplary, or consequential damages, nor may the arbitrator apply any multiplier to any award of actual damages, except as may be required by statute.

			(c)	The arbitrator shall have the discretion to hear and determine at any stage of the arbitration any issue asserted by any Party to be dispositive of any claim or counterclaim, in whole or part, in accordance with such procedure as the arbitrator may deem

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appropriate, and the arbitrator may render an award on such issue.

			(d)	In addition to the authority conferred on the arbitrator by the rules designated in this Agreement, and without prejudice to any provisional measures that may be available from a court of competent jurisdiction, the arbitrator shall have the power to grant any provisional measures that the arbitrator deems appropriate, including but not limited to provisional injunctive relief, and any provisional measures ordered by the arbitrator may, to the extent permitted by Applicable Law, be deemed to be a final award on the subject matter of the measures and shall be enforceable as such.

		16.1.4.	Confidentiality. No information concerning an arbitration, beyond the names of the parties and the relief requested, may be unilaterally disclosed to a Third Party by any Party unless required by Applicable Law. Any documentary or other evidence given by a Party or witness in the arbitration shall be treated as confidential by any Party whose access to such evidence arises exclusively as a result of its participation in the arbitration, and shall not be disclosed to any Third Party (other than a witness or expert), except as may be required by Applicable Law.

	16.2.	No Trial By Jury. THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.

17.	GENERAL PROVISIONS.

	17.1.	Assignment. Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that: (a) Pfizer may assign to a Third Party its rights to receive some or all of the payments payable hereunder, (b) each Party may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other Party; and (c) either Party may assign this Agreement in the event of a Change of Control of such Party. The assigning Party shall provide the other Party with prompt written notice of any such assignment. Any permitted assignee pursuant to clauses (b) and (c) above shall assume all obligations of its assignor under this Agreement, and no permitted assignment shall relieve the assignor of liability for its obligations hereunder. Any attempted assignment in contravention of the foregoing shall be void.

	17.2.	Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties agree to substitute a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.

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17.3.	Governing Law. This Agreement shall be governed by and construed under the laws in effect in the State of New York, U.S. without giving effect to any conflicts of laws provision thereof or of any other jurisdiction that would produce a contrary result. Article 16 does not intend to deprive any New York court of competent jurisdiction with respect to its power to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings or the enforcement of any judgment or award. In any such action, the courts located in the Southern District of New York shall have exclusive jurisdiction over any action brought to enforce this Agreement, and each of the Parties hereto irrevocably: (a) submits to such exclusive jurisdiction for such purpose; (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in such courts; (c) waives any claim that such proceedings have been brought in an inconvenient forum, (d) further waives the right to object with respect to such proceedings that any such court does not have jurisdiction over such Party, and (e) consents to service of process in the manner provided by Section 17.8 or by first class certified mail, return receipt requested, postage prepaid.

17.4.	Force Majeure. Except with respect to delays or nonperformance caused by the negligent or intentional act or omission of a Party, any delay or nonperformance by such Party (other than payment obligations under this Agreement) will not be considered a breach of this Agreement to the extent such delay or nonperformance is caused by acts of God, natural disasters, acts of the government or civil or military authority, fire, floods, epidemics, quarantine, energy crises, war or riots or other similar cause outside of the reasonable control of such Party (each, a “Force Majeure Event”), provided that the Party affected by such Force Majeure Event will promptly begin or resume performance as soon as reasonably practicable after the event has abated. If the Force Majeure Event prevents a Party from performing any of its obligations under this Agreement for one hundred eighty (180) days or more, then the other Party may terminate this Agreement immediately upon written notice to the non-performing Party.

17.5.	Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

17.6.	Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Pfizer and Licensee, or to constitute one Party as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other Party.

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17.7.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

17.8.	Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt), or (b) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a Party may designate by written notice):

If to Pfizer:

Pfizer Inc.

[***]

with copies to:

Pfizer Inc.

[***]

Pfizer Inc.

[***]

If to Licensee:

[***]

with copies to:

Zura Bio Limited

[***]

17.9.	Further Assurances. Licensee and Pfizer hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

17.10.	No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

17.11.	Entire Agreement; Confidentiality Agreement.

	17.11.1.	This Agreement, together with its Schedules, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter,

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including, without limitation, that certain Confidentiality Agreement by and between the Parties, dated November 10, 2020  (“CDA”). The Parties acknowledge and agree that, as of the Effective Date, all Confidential Information (as defined in the CDA) disclosed by Pfizer or its Affiliates pursuant to the CDA shall be considered Pfizer’s Confidential Information and subject to the terms set forth in this Agreement.

	17.11.2.	In the event of any conflict between a material provision of this Agreement and any Schedule hereto, the Agreement shall control.

17.12.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.13.	Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

17.14.	Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, any rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

[Signature page to follow]

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

ZURA BIO LIMITED	PFIZER INC.

By:	By:

Name:	Name:

Title:	Title:

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SCHEDULE 1.58: KNOWLEDGE

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SCHEDULE 1.60: LICENSED KNOW-HOW

[***]

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SCHEDULE 1.60: LICENSED KNOW-HOW

EXHIBIT 1

Non-Clinical Toxicology

[***]

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SCHEDULE 1.60: LICENSED KNOW-HOW

EXHIBIT 2

Non-Clinical Research and Development

[***]

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SCHEDULE 1.60: LICENSED KNOW-HOW

EXHIBIT 3

Clinical Studies

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SCHEDULE 1.60: LICENSED KNOW-HOW

EXHIBIT 4

Toxicology Specimens

[***]

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SCHEDULE 1.61: LICENSED PATENT RIGHTS

[***]

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SCHEDULE 3: TRANSFER ACTIVITIES

[***]

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SCHEDULE 4.6 DEVELOPMENT PLAN

[***]

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SCHEDULE 10.2 CLAIMS

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